EXHIBIT 99.1

Garrett Motion Announces Successful Repricing of Term Loan

PLYMOUTH, Mich. and ROLLE, Switzerland, Aug. 6, 2025 -- Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading differentiated automotive technology provider, today announced the successful repricing of its existing $690 million term loan due in 2032.

Borrowings under the facility will bear interest at the Secured Overnight Financing Rate (SOFR) plus 200 basis points per annum, which represents a 25-basis point reduction from the existing facility.

“We are pleased to have successfully completed the repricing of our term loan, which reflects the strength of our financial profile and the confidence lenders have in our long-term strategy,” said Olivier Rabiller, President and CEO of Garrett. “This repricing will further decrease our interest expense and build on our liquidity position, allowing us to continue investing in innovation and returning capital to shareholders in line with our capital allocation framework.”

About Garrett Motion Inc.

A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is expanding its positive impact by developing differentiated technology solutions for Zero Emission Vehicles, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for battery electric vehicles. Garrett has six R&D centers, 13 manufacturing sites and a team of more than 9,000 employees in more than 20 countries. Its mission is to enable the transportation industry to advance motion through unique, differentiated innovations. For more information, please visit www.garrettmotion.com.

Forward-Looking Statements

This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we expect may occur in the future. In making these statements, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Contacts:

INVESTOR RELATIONS
Cyril Grandjean
+1 734 392 55 04
investorrelations@garrettmotion.com

MEDIA
Amanda Jones
+41 79 601 07 87
Amanda.jones@garrettmotion.com